PMA Capital Corporation
Operating Cash Flows - Consolidated
(In Thousands)

	1st Quarter 2002	2nd Quarter 2002	3rd Quarter 2002	4th Quarter 2002	1st Quarter 2003

Receipts:
Premiums and other revenues collected	$225,672	$307,403	$274,892	$272,335	$282,209
Investment income received	19,959	28,175	19,367	24,706	20,108

Total receipts	245,631	335,578	294,259	297,041	302,317

Disbursements:
Losses and LAE paid:
Losses and LAE paid - current year	8,834	30,858	39,288	59,147	6,787
Losses and LAE paid - prior year	172,037	196,635	145,222	113,417	210,892

Total losses and LAE paid	180,871	227,493	184,510	172,564	217,679
Insurance operating expenses paid	76,008	83,465	70,963	67,197	86,945
Policyholders' dividends paid	2,159	1,499	3,826	1,868	1,627
Interest on corporate debt	605	258	989	239	2,484

Total disbursements	259,643	312,715	260,288	241,868	308,735

Net other	(7,264)	(13,692)	(13,914)	9,042	(4,358)

Net operating cash flows	$(21,276)	$9,171	$20,057	$64,215	$(10,776)

PMA Capital Corporation
Operating Cash Flows - PMA Re
(In Thousands)

	1st Quarter 2002	2nd Quarter 2002	3rd Quarter 2002	4th Quarter 2002	1st Quarter 2003

Receipts:
Premiums collected	$85,370	$178,785	$151,233	$144,418	$162,598
Investment income received	10,125	16,479	8,847	13,740	9,162

Total receipts	95,495	195,264	160,080	158,158	171,760

Disbursements:
Losses and LAE paid:
Losses and LAE paid - current year	359	6,132	14,813	17,895	865
Losses and LAE paid - prior year	75,008	113,214	73,100	58,008	115,870

Total losses and LAE paid	75,367	119,346	87,913	75,903	116,735
Insurance operating expenses paid	29,622	48,120	46,030	40,788	47,406

Total disbursements	104,989	167,466	133,943	116,691	164,141

Net other	(6,465)	(16,819)	(3,017)	13,613	660

Net operating cash flows	$(15,959)	$10,979	$23,120	$55,080	$8,279

PMA Capital Corporation
Operating Cash Flows - PMA Insurance Group
(In Thousands)

	1st Quarter 2002	2nd Quarter 2002	3rd Quarter 2002	4th Quarter 2002	1st Quarter 2003

Receipts:
Premiums and other revenues collected	$113,029	$100,424	$128,822	$129,911	$120,589
Investment income received	8,871	10,431	9,600	9,859	9,340

Total receipts	121,900	110,855	138,422	139,770	129,929

Disbursements:
Losses and LAE paid:
Losses and LAE paid - current year	4,629	23,723	20,323	38,742	5,226
Losses and LAE paid - prior year	85,210	63,873	60,234	40,901	83,269

Losses and LAE	89,839	87,596	80,557	79,643	88,495
Insurance operating expenses paid	39,083	28,796	22,970	21,637	37,212
Policyholders' dividends paid	2,159	1,499	3,826	1,868	1,627

Total disbursements	131,081	117,891	107,353	103,148	127,334

Net other	(2,709)	3,398	(6,244)	4,338	(5,052)

Net operating cash flows	$(11,890)	$(3,638)	$24,825	$40,960	$(2,457)

PMA Capital Corporation
Operating Cash Flows - Run-off Operations 1
(In Thousands)

	1st Quarter 2002	2nd Quarter 2002	3rd Quarter 2002	4th Quarter 2002	1st Quarter 2003

Receipts:
Net premiums collected (paid)	$27,273	$28,194	$(5,163)	$(1,994)	$(978)
Investment income received	963	1,265	920	1,107	1,606

Total receipts	28,236	29,459	(4,243)	(887)	628

Disbursements:
Losses and LAE paid:
Losses and LAE paid - current year	3,846	1,003	4,152	2,510	696
Losses and LAE paid - prior year	11,819	19,548	11,888	14,508	11,753

Total losses and LAE paid	15,665	20,551	16,040	17,018	12,449
Insurance operating expenses paid	7,303	6,549	1,963	4,772	2,327

Total disbursements	22,968	27,100	18,003	21,790	14,776

Net other	(1,862)	98	(9,407)	5,784	74

Net operating cash flows	$3,406	$2,457	$(31,653)	$(16,893)	$(14,074)

1 Formerly known as Caliber One.